Exhibit 99.1

FAX NEWS RELEASE
For further information:
The Manitowoc Company, Inc.	Carl J. Laurino	Steven C. Khail
P. O. Box 66 ◆ Manitowoc WI 54221-0066	Senior Vice President	Director of Investor Relations
Telephone: 920-684-4410 ◆ Telefax: 920-652-9775	& Chief Financial Officer	& Corporate Communications
Internet: http://www.manitowoc.com	Direct Dial: 920-652-1720	Direct Dial: 920-652-1713
	Email: carl.laurino@manitowoc.com	Email: steve.khail@manitowoc.com

NEWS for Immediate Release

THE MANITOWOC COMPANY REPORTS RECORD SALES AND EARNINGS

FOR FOURTH-QUARTER AND FULL YEAR 2007

•                  Fourth-quarter 2007 net sales exceed $1.1 billion, an increase of 44 percent from the fourth quarter of 2006

•                  Fourth-quarter 2007 diluted earnings from continuing operations totaled $0.74 per share, an increase of 111 percent from the fourth quarter of 2006

•                  Full-year 2007 net sales exceed $4 billion, an increase of 37 percent from 2006

•                  Full-year earnings per share from continuing operations of $2.68 before special items, an increase of more than 90 percent from 2006 adjusted EPS

•                  EVA totaled $207 million, an increase of 77 percent from 2006

MANITOWOC, Wis. — February 4, 2008 — The Manitowoc Company (NYSE: MTW) today reported its financial results for the quarter ended December 31, 2007. For the quarter, the company again set records for net sales and earnings per share as robust global construction activity continues to drive demand for the company’s lifting solutions. Net sales for the quarter totaled $1.1 billion, an increase of 44 percent from the fourth quarter of 2006. Reported net earnings per diluted share were $0.76 for the fourth quarter of 2007, more than double the $0.35 for the fourth quarter of 2006.

Earnings per diluted share in the fourth quarter of 2007 include a $0.02 per share benefit from positive trends in liabilities recorded related to the sale of the company’s Manlift business in 2004. There were no special items recorded during the fourth quarter of 2006.

Reported earnings per diluted share for the 12 months ended December 31, 2007 were $2.64, which represents an increase of 100 percent over the 12 months of 2006. Earnings per share from continuing operations before special items for 2007 were $2.68, up 90 percent from 2006. Earnings per share from continuing operations including special items for 2007 were $2.62, up 97 percent from 2006. Per share amounts for all periods reflect the two-for-one stock split on September 10, 2007. A reconciliation of GAAP earnings to earnings from continuing operations before special items for the three months and 12 months ended December 31, 2007 and 2006 is included later in this release.

“The Manitowoc Company’s exceptional performance in 2007 is an impressive achievement for which every one of our employees can take credit,” said Glen E. Tellock, Manitowoc’s president and chief executive officer. “Led by our Crane segment and supported by strong contributions from our Foodservice and Marine segments, our company’s focus on delivering world-class products with superior quality and unrivaled after-

market support has been the key to our results. In 2008, we will continue to make significant investments to ensure that we have the capacity, technology, and people to continue to perform at these levels.

“Manitowoc Crane Group continues to serve as our primary growth driver,” Tellock said. “Our global network of manufacturing and service facilities allows us to be a preferred lifting equipment provider in both established and emerging markets. Much of our planned 2008 capital expenditures will enable Manitowoc to meet the continued strong demand and provide delivery schedules that our customers require. That combination of global reach and responsiveness has been a key factor in our recent performance, and we will make the necessary investments to maintain our leadership position.

“Our Foodservice and Marine segments also were strong performers, generating increased operating profits for both the fourth quarter and the full year,” Tellock said. “The Foodservice segment’s new-product pipeline has helped drive improved top-line performance and increased operating leverage. Our Marine segment completed an outstanding quarter and full year due primarily to improved manufacturing efficiencies and strong repair activity.”

Business Segment Results

Fourth-quarter 2007 net sales in the Crane segment increased 56 percent to $945.5 million. Operating earnings for the fourth quarter of 2007 increased 83 percent to $141.7 million, from $77.6 million in the same period last year. Backlog totaled $2.9 billion at December 31, 2007, an increase of 8 percent from September 30, 2007 and up 88 percent from the level achieved at December 31, 2006.

“As shown by our growth in sales and backlog, demand for our full line of lifting solutions continues to be strong on a global basis,” said Tellock. “Demand in emerging markets is especially strong, and our new manufacturing facilities in India and Slovakia have begun production to help meet this demand. Our discussions with customers coupled with independent market research all indicate that demand for lift solutions will continue to be strong at least through the end of the decade. Demand for civil infra-structure, new energy and petrochemical capacity, and urban development all point to strong longer-term demand for our line of crawler, tower, and mobile hydraulic cranes. Our minimal exposure to the U.S. housing market reinforces our belief that we have ample opportunity for continued growth.”

In the Foodservice segment, fourth-quarter 2007 net sales increased 7 percent to $100.4 million from $94.0 million in the fourth quarter of 2006. Operating earnings for the fourth quarter of 2007 were $10.2 million, an increase of 11 percent from the same period in 2006.

“The improved performance in our Foodservice segment reflects a strong focus on maintaining operating leverage in an industry that is experiencing pressures on capital spending,” Tellock said. “All three of our Foodservice product lines focused on their competitive strengths to grow revenue and increase margins. Our ice business uses the industry’s most advanced designs to provide customers with higher levels of energy savings than any competitor. Our beverage business is following the success of the Flex-Tower with the FlavorPic, a multi-flavor beverage/ice dispenser that is specifically tailored for convenience stores. Our refrigeration business is implementing the last stages of our enterprise resource planning (ERP) system, which should enhance that unit’s ability to leverage additional cross-selling opportunities and operating synergies.”

Revenue for the Marine segment during the fourth quarter of 2007 was $72.3 million, a decrease of 6 percent from the 2006 quarter. Operating earnings rose 68 percent to $5.7 million from $3.4 million in the fourth quarter of 2006. The improved operating margin stemmed from increased contributions on government and commercial projects as well as an early start to this year’s winter repair season.

“The bulk of the Marine segment’s improved profitability was driven by outstanding performance on our backlog of commercial projects, particularly the OPA-90 barges. The repeat nature of these projects has created significant operating efficiencies. During the quarter, we delivered our 16th tank barge, and the delivery was well ahead of schedule,” Tellock said. “Our backlog of government projects remains solid as well, with work on the Navy’s Improved Naval Lighterage System ramping up to offset the delivery of the Littoral Combat Ship FREEDOM later this year. The Navy continues to indicate that the LCS program is an integral factor in its long-range plans and that it is very pleased with the performance of Manitowoc Marine.”

Strategic Imperatives

“Much of our success in 2007 can be traced to our strategic priorities,” Tellock said. “They keep us focused on value-added activities and motivate us to look for new ways to improve. Our current position is enviable, but our long history has shown that markets change. By adhering to these principles, we can put our company in the best position to succeed both today and tomorrow.”

Growth: Our capacity expansion initiatives in the Crane segment are aimed at capturing  near-term growth opportunities while minimizing unnecessary costs. We also intend to grow the Crane and Foodservice segments by introducing new products and entering new geographic markets. These growth initiatives will be accomplished both organically and through strategic acquisitions that meet our investment criteria.

Innovate: We have a strong track record of innovation, and our recent launches of the GTK1100 crane and FlavorPic beverage unit are examples that we will continue to use innovation as a competitive advantage. These innovations not only keep our product lines fresh for current customers, but allow the company to enter new markets and geographies. In 2008, we plan to introduce 50 new products worldwide.

Customer Focus: Regardless of which product we provide, our customers all want exceptional value. We deliver that value by partnering with best-in-class suppliers and constantly driving new designs developed from a “voice of the customer” approach that provide greater efficiency and more competitive costs.

Excellence in Operations: Whether it is investments in capacity, equipment, or technology, our initiatives are focused on enhancing operational excellence. In 2008 this will include ERP deployments as well as several capacity expansions. These projects, coupled with ongoing Lean, Six Sigma, and Voice of the Customer initiatives, are all targeted at boosting our productivity, efficiency, and quality.

People and Organizational Development:  We support our aggressive growth plans with programs that ensure we have the people and knowledge to continue to grow as a company. Throughout the organization we have implemented formal programs to provide technical and management training, succession planning, and sharing of best practices. Less formal, but no less important, are our everyday efforts to communicate the benefits of being part of the Manitowoc team and our efforts at keeping all employees engaged in meeting our goals.

Aftermarket Support: Crane CARE sets the standard for world-class support in the lifting industry, and our Foodservice and Marine segments are using that same model to create an additional competitive advantage.

Create Value: For the eighth consecutive quarter, all three business segments were positive EVA contributors. For the full-year of 2007, EVA increased more than 77 percent from 2006, well in excess of the 50 percent increase that we had forecast. For 2008, we are again targeting a 50 percent increase in EVA as well as cash flow from operations in excess of $400 million.

2008 Guidance

“We are affirming the current earnings guidance for 2008 earnings per share, excluding any unusual items, of being in a range of $3.20 to $3.40,” said Tellock. “This guidance was issued late in the fourth quarter and represents an increase of between 19 percent and 27 percent from our outstanding 2007 results. In addition, given the continued strong outlook in the Crane segment, we are increasing our 2008 capex guidance to approximately $120 million.”

GAAP Reconciliation

In this release, the company refers to various non-GAAP measures. The company believes that these measures are helpful to investors in assessing the company’s ongoing performance of its underlying businesses before the impact of special items. In addition, these non-GAAP measures provide a comparison to commonly used financial metrics within the professional investing community which do not include special items. Earnings and earnings per share from continuing operations before special items reconcile to earnings from continuing operations presented according to GAAP as follows (in millions, except per share data):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006

Net earnings	$99.2	$43.9	$336.7	$166.2
Special items, net of tax (at statutory rate):
(Gain) loss from discontinued operations	(3.1)	—	(3.1)	0.3
Gain on sale of parts line	—	—	(2.2)	—
Pension settlements	—	—	3.4	—
Early extinguishment of debt	—	—	8.1	9.4
Hedge settlement gain	—	—	(1.8)	—
Post acquisition claim settlement	—	—	—	(0.8)
Costs related to Enodis acquisition activity	—	—	—	1.4
Earnings from continuing operations before special items	$96.1	$43.9	$341.1	$176.5

Diluted earnings per share	$0.76	$0.35	$2.64	$1.32
Special items, net of tax (at statutory rate):
(Gain) loss from discontinued operations	(0.02)	—	(0.02)	—
Gain on sale of parts line	—	—	(0.02)	—
Pension settlements	—	—	0.03	—
Early extinguishment of debt	—	—	0.06	0.08
Hedge settlement gain	—	—	(0.01)	—
Post acquisition claim settlement	—	—	—	(0.01)
Costs related to Enodis acquisition activity	—	—	—	0.01
Diluted earnings per share from continuing operations before special items	$0.74	$0.35	$2.68	$1.41

Upcoming Investor Events

On February 5 at 10:00 a.m. ET (9:00 a.m. CT), Manitowoc senior management will discuss its quarterly results during an investor conference call. All interested parties may listen to the live conference call via the Internet by going to the Investor Relations area of Manitowoc’s Web site at www.manitowoc.com and completing a brief registration form. A replay of the conference call will be available at the same location on the Web site.

About The Manitowoc Company

The Manitowoc Company, Inc. is one of the world’s largest providers of lifting equipment for the global construction industry, including lattice-boom cranes, tower cranes, mobile telescopic cranes, and boom trucks. As a leading manufacturer of ice-cube machines, ice/beverage dispensers, and commercial refrigeration equipment, the company offers the broadest line of cold-focused equipment in the foodservice industry. In addition, the company is a leading provider of shipbuilding, ship repair, and conversion services for government, military, and commercial customers throughout the U.S. maritime industry.

Forward-looking Statements

Any statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and involve risks and uncertainties. Potential factors could cause actual results to differ materially from those expressed or implied by such statements. These statements and potential factors include, but are not limited to, those relating to:

— anticipated changes in revenue, margins, costs, and capital expenditures,

— new crane and foodservice product introductions,

— successful and timely implementation of ERP systems,

— foreign currency fluctuations,

— increased raw material prices,

— availability of local suppliers and skilled labor,

— the risks associated with growth,

— geographic factors and political and economic risks,

— actions of company competitors,

— changes in economic or industry conditions generally or in the markets served by our companies,

— the state of financial and credit markets,

— anticipated refresh/renovation plans by national restaurant accounts,

— efficiencies and capacity utilization at our facilities,

— new facilities and expansion of existing facilities,

— work stoppages, labor negotiations, and labor rates,

— government approval and funding of projects,

— the ability of our customers to receive financing, and

— the ability to complete and appropriately integrate restructurings, consolidations, acquisitions, divestitures, strategic alliances, and joint ventures.

Information on the potential factors that could affect the company’s actual results of operations is included in its filings with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and Quarterly Report on Form 10-Q for the period ended September 30, 2007.

For more information:

Carl J. Laurino

Senior Vice President

& Chief Financial Officer

920-652-1720

THE MANITOWOC COMPANY, INC.

Unaudited Consolidated Financial Information

For the Three and Twelve Months Ended December 31, 2007 and 2006

(In millions, except share and per share data)

INCOME STATEMENT

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
Net sales	$1,118.2	$775.2	$4,005.0	$2,933.3
Cost of sales	866.7	604.4	3,093.4	2,286.0
Gross profit	251.5	170.8	911.6	647.3
Engineering, selling and administrative expenses	108.1	91.6	401.9	341.6
Gain on sale of parts line	—	—	(3.3)	—
Pension settlements	0.1	—	5.3	—
Amortization expense	2.9	0.9	5.8	3.3
Operating eamings	140.4	78.3	501.9	302.4
Interest expense	(8.9)	(10.3)	(36.3)	(46.3)
Loss on debt extinguishment	—	—	(12.5)	(14.4)
Other income - net	5.3	(0.9)	9.9	3.2
Eamings from continuing operations before taxes on income	136.8	67.1	463.0	244.9
Provision for taxes on income	40.7	23.2	129.4	78.4
Eamings from continuing operations	96.1	43.9	333.6	166.5
Discontinued operations:
Eamings from discontinued operations, net of income taxes	3.1	—	3.1	(0.3)

NET EARNINGS	$99.2	$43.9	$336.7	$166.2

BASIC EARNINGS PER SHARE:
Eamings from continuing operations	$0.76	$0.35	$2.68	$1.36
Eamings from discontinued operations, net of income taxes	0.02	—	0.02	—
BASIC EARNINGS PER SHARE	$0.78	$0.35	$2.70	$1.36

DILUTED EARNINGS PER SHARE:
Eamings from continuing operations	$0.74	$0.35	$2.62	$1.33
Eamings from discontinued operations, net of income taxes	0.02	—	0.02	—
DILUTED EARNINGS PER SHARE	$0.76	$0.35	$2.64	$1.32

AVERAGE SHARES OUTSTANTIING:
Average Shares Outstanding - Basic	127,179.136	123,820.054	124,667,931	122,449.148
Average Shares Outstanding - Diluted	129,949,006	126,912,346	127,489,416	125,571,532

SEGMENT SUMMARY

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
Net sales from continuing operations:
Cranes and related products	$945.5	$604.6	$3,245.7	$2,235.4
Foodservice equipment	100.4	94.0	438.3	415.4
Marine	72.3	76.6	321.0	282.5
Total	$1,118.2	$775.2	$4,005.0	$2,933.3

Operating eamings from continuing operations:
Cranes and related products	$141.7	$77.6	$470.5	$280.6
Foodservice equipment	10.2	9.2	61.3	56.2
Marine	5.7	3.4	26.1	11.3
General corporate expense	(14.2)	(11.0)	(48.2)	(42.4)
Gain on sale of parts hnc	—	—	3.3	—
Pension settlements	(0.1)	—	(5.3)	—
Amortization	(2.9)	(0.9)	(5.8)	(3.3)
Operating eamings	$140.4	$78.3	$501.9	$302.4

THE MANITOWOC COMPANY, INC.

Unaudited Consolidated Financial Information

For the Three and Twelve Months Ended December 31, 2007 and 2006

(In millions)

BALANCE SHEET

	December 31,	December 31,
	2007	2006
ASSETS
Current assets:
Cash and temporary investments	$366.4	$176.1
Accounts receivable - net	427.1	285.2
Inventories - net	597.7	492.4
Other current assets	184.4	189.0
Total current assets	1,575.6	1,142.7

Property, plant and equipment - net	489.5	398.9
Intangible assets - net	719.4	622.1
Other long-term assets	84.2	55.8
TOTAL ASSETS	$2,868.7	$2,219.5

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$945.5	$839.6
Short-term borrowings	13.1	4.1
Product warranties	81.3	59.6
Product liabilities	34.7	32.1
Total current liabilities	1,074.6	935.4

Long-term debt	217.5	264.3
Other non-current liabilities	226.7	245.3
Stockholders’ equity	1,349.9	774.5
TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$2,868.7	$2,219.5

CASH FLOW SUMMARY

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
Net earnings	$99.2	$43.9	$336.7	$166.2
Non-cash adjustments	51.6	(0.4)	95.7	70.9
Changes in operating assets and liabilities	57.9	121.7	(194.2)	57.3
Net cash provided by operating activities of continuing operations	208.7	165.2	238.2	294.4
Net cash provided by (used for) operating activities of discontinued operations	—	—	—	(0.3)
Net cash provided by operating activities	208.7	165.2	238.2	294.1
Capital expenditures	(62.7)	(29.1)	(119.6)	(67.6)
Proceeds from sale of fixed assets	1.9	5.3	9.8	10.3
Change in restricted cash	(1.1)	(15.1)	(1.6)	(15.1)
Proceeds from sale of product line	—	—	4.9	—
Business acquisitions	0.1	—	(79.9)	(48.1)
Net proceeds from issuance of common stock	157.1	—	157.1	—
Proceeds (payments) on borrowings - net	(44.3)	(73.9)	(43.3)	(241.4)
Proceeds (payments) from receivable financing - net	(7.8)	(11.1)	(4.3)	(15.4)
Debt issuance costs	-	(0.2)	(0.1)	(0.2)
Dividends paid	(2.6)	(2.2)	(9.5)	(8.6)
Stock options exercised	8.0	21.6	27.9	30.2
Effect of exchange rate changes on cash	2.7	2.2	10.7	6.1
Net increase (decrease) in cash & temporary investments	$260.0	$62.7	$190.3	$(55.7)